UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________________

FORM 8-K
_______________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934,

February 28, 2007	0-25053
Date of Report (Date of earliest event reported)	Commission File Number

THEGLOBE.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	14-1782422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 East Broward Boulevard, Suite 1400
Fort Lauderdale, Florida 33301
(Address of Principal Executive Offices) (Zip Code)

(954) 769-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Report includes forward-looking statements related to theglobe.com, inc. that involve risks and uncertainties, including statements relating to the ultimate outcome of the litigation described below. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these and other factors that could affect theglobe.com’s future results and business plans, including theglobe’s ability to continue operations as a going concern, please see the Company’s filings with the Securities and Exchange Commission, including in particular our Annual Report of Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Copies of these filings are available online at http://www.sec.gov. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially and adversely from management expectations.

Item 8.01. Other Events

On June 1, 2006, MySpace, Inc. (“MySpace”), a Delaware corporation, filed a lawsuit in the United States District Court for the Central District of California against theglobe.com, Inc. (the “Company”). The case is styled MySpace, Inc. v theglobe.com, CV 06-3391-RGK. MySpace alleged that the Company sent at least 100,000 unsolicited and unauthorized commercial email messages to MySpace members using MySpace user accounts improperly established by the Company, that the user accounts were used in a false and misleading fashion and that the Company's alleged activities constituted violations of the CAN-SPAM Act, the Lanham Act and California Business & Professions Code § 17529.5 (the “California Act”) , as well as trademark infringement, false advertising, breach of contract, breach of the covenant of good faith and fair dealing, and unfair competition. MySpace seeks monetary penalties, damages and injunctive relief for these alleged violations. It asserts entitlement to recover "a minimum of" $62.3 million damages, in addition to three times the amount of MySpace's actual damages and/or disgorgement of the Company's purported profits from alleged violations of the Lanham Act, punitive damages and attorneys’ fees. Subsequent discovery in the case disclosed that the total number of unsolicited messages was approximately 400,000.

On February 28, 2007, the Court entered an order (the “Order”) granting in part MySpace’s motion for summary judgment, finding that the Company was liable for violation of the CAN-SPAM Act and the California Business & Professions Code, and for breach of contract (as embodied in MySpace’s “Terms of Service” contract). The Order also upheld as valid that portion of MySpace’s Terms of Service contract which provides for liquidated damages of $50 per email message sent after March 17, 2006 in violation of such Terms. The Company estimates that approximately 110,000 of the emails in question were sent after such date, which could result in damages of approximately $5.5 million. In addition, the CAN-SPAM Act provides for statutory damages of between $100 and $300 per email sent in violation of the statute.  Total damages under CAN-SPAM could therefore range between about $40 million to about $120 million. Under the California Act, statutory damages of $1,000,000 “per incident” may be assessed. The law is unclear as to what constitutes an “incident” under this statute.

The Order did not dispose of all of the issues in the case and is not a final judgment nor did it make a determination as to the actual amount of damages. Therefore, the Company does not expect to appeal this Order at this time. The Company is reviewing its options in light of the Order and will continue its efforts to reach a settlement. The Company anticipates that based on findings in the Order, that any judgment against it would materially and adversely affect its financial condition and future operations, including the potential bankruptcy or cessation of business of the Company.

In addition, the entry of the Order may also increase the likelihood that the holders of an aggregate of $3.4 million in secured convertible demand notes (the “Convertible Notes”) make demand for payment of such Notes. In the event demand is made for repayment of the Convertible Notes, the Company will not have the resources to repay the Convertible Notes. Inasmuch as substantially all of the assets of the Company and its subsidiaries secure the Convertible Notes, in connection with any resulting proceeding to collect the indebtedness relating to the Convertible Notes, the Noteholders could seize and sell the assets of the Company and its subsidiaries, any or all of which would have a material adverse effect on the financial condition and operations of the Company, including the potential bankruptcy or cessation of business of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

theglobe.com, inc.

Dated: March 5, 2007	By:	/s/ Edward Cespedes
Edward Cespedes, President